Filed Pursuant to Rule 433

Registration No. 333-219186

March 11, 2019

ONEOK, INC.

PRICING TERM SHEET

$1,250,000,000

4.350% Notes due 2029

5.200% Notes due 2048

Issuer:	ONEOK, Inc.

Guarantors:	ONEOK Partners, L.P. and ONEOK Partners Intermediate Limited Partnership

Security Type:

Senior Unsecured Notes

The new 2048 notes will be an additional issuance of the 5.20% notes due 2048 issued by us in an aggregate principal amount of $450 million on July 2, 2018 (the “existing 2048 notes” and together with the new 2048 notes, the “2048 notes”), will be fungible with the existing 2048 notes, and will be consolidated with and form a single series with the existing 2048 notes. The new 2048 notes will have the same terms as the existing 2048 notes, other than the settlement date and offering price, and will have the same CUSIP number as the existing 2048 notes. Immediately after giving effect to the issuance of the new 2048 notes, the aggregate principal amount of the new 2048 notes and the existing 2048 notes issued on July 2, 2018 will be $1,000,000,000.

Expected Ratings:[1]	Baa3 (Moody’s) and BBB (S&P)

Pricing Date:	March 11, 2019

Settlement Date:	March 13, 2019 (T+2)

	4.350% Notes due 2029	5.200% Notes due 2048

Maturity Date:	March 15, 2029	July 15, 2048

Principal Amount:	$700,000,000	$550,000,000

Benchmark Treasury:	2.625% due February 15, 2029	3.375% due November 15, 2048

Benchmark Treasury Price / Yield:	99-28 / 2.639%	106-22+ / 3.031%

Re-offer Spread to Benchmark Treasury:	+ 175 bps	+ 223 bps

Yield to Maturity:	4.389%	5.261%

Coupon:	4.350%	5.200%

Public Offering Price:	99.687% of the principal amount	99.086% of the principal amount, plus $4,607,777.78 of accrued interest from January 15, 2019 to but excluding the Settlement Date

Redemption Provisions:

Make-Whole Call:	T + 30 bps (prior to December 15, 2028)	T + 35 bps (prior to January 15, 2048)

Par Call:	On or after December 15, 2028 (3 months prior to maturity)	On or after January 15, 2048 (6 months prior to maturity)

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A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2019	January 15 and July 15

CUSIP / ISIN:	682680 AW3 / US682680AW38	682680 AV5 / US682680AV54

Joint Book-Runners:	Barclays Capital Inc. Goldman Sachs & Co. LLC MUFG Securities Americas Inc. TD Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

 Incorporated

Scotia Capital (USA) Inc.

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Credit Suisse Securities (USA) LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Goldman Sachs & Co. LLC toll free at (866) 471-2526, MUFG Securities Americas Inc. toll free at (877) 649-6848 or TD Securities (USA) LLC toll free at (855) 495-9846.

In the capitalization table on page S-10 of the prospectus supplement, $7,943,704 (in thousands) is the amount of long-term debt, excluding current maturities, term loan borrowings and 5.20% notes due 2048 as of December 31, 2018.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another electronic system.

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